CARVER CORPORATION
                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          Tuesday, May 16, 1995

To the Shareholders of CARVER CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of CARVER CORPORATION (the "Company") will be held at 4:00 p.m.
local time on Tuesday, May 16, 1995 at Carver Corporation,
20121 - 48th Avenue W., Lynnwood, Washington 98036, for the following purposes:

(1) To elect five directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified.

(2) To consider and vote upon a proposal to approve the adoption of the Company's 1995 Stock Option Plan, as described in the accompanying Proxy Statement.

(3) To consider and vote upon a proposal to approve the adoption of the Company's 1995 Stock Bonus Plan, as described in the accompanying Proxy Statement.

(4) To transact such other business as may properly come before the meeting.

Shareholders of record on the books of the Company at the close of business on April 3, 1995 are entitled to notice of and to vote at the meeting and any adjournments thereof.

By order of the Board of Directors

John P. World
Secretary

Lynnwood, Washington
April 14, 1995

                       IMPORTANT NOTICE

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE. THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE AT THE MEETING IF THE PROXY IS REVOKED AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

                      CARVER CORPORATION
                    20121 - 48th Avenue West
                        P.O. Box 1237
                 Lynnwood, Washington  98046-1237


                        PROXY STATEMENT

This proxy statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Carver Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 16, 1995, at 4:00 P.M. local time, and at any adjournments thereof. Only shareholders of record on the books of the Company at the close of business on April 3, 1995 (the "Record Date") are entitled to notice of and to vote at the meeting. Management anticipates that these proxy solicitation materials and a copy of the Company's 1995 Annual Report to Shareholders will be mailed to shareholders on or about April 14, 1995.

If the accompanying form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. In the absence of instructions to the contrary, such shares will be voted for all of the nominees for election to the Board of Directors listed in this Proxy Statement and named in the form of proxy and for each proposal described in this Proxy Statement and listed on the form of proxy.

Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by
(1) delivering written notice to the Secretary of the Company prior to the voting at the meeting, (2) executing and delivering to the Company another proxy dated as of a later date, or
(3) voting in person at the meeting.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The only voting securities of the Company are shares of common stock, par value $.01 per share (the "Common Stock"), each of which is entitled to one vote. At the Record Date, there were issued and outstanding 3,678,674 shares of Common Stock of the Company. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the meeting. Under Washington law and the Company's Articles of Incorporation, if a quorum is present, (1) the five nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast at the Annual Meeting shall be elected directors, and (2) the proposals to approve the adoption of the Company's 1995 Stock Option Plan and the Company's 1995 Stock Bonus Plan will be approved if each proposal receives the affirmative vote of the holder of a majority of the shares of Common Stock present in person or represented by proxy at the meeting, and entitled to vote on the proposal. Shares of Common Stock underlying abstentions and broker non-votes will be considered present at the Annual Meeting for purpose of calculating a quorum and will have no effect on the election of directors. An abstention from voting on the proposals to approve the adoption of the Company's 1995 Stock Option Plan and/or the 1995 Stock Bonus Plan will have the effect of a vote "Against" the proposal. Broker non-votes will have no effect on such proposals since such non-votes are not considered "shares entitled to vote" on such proposals.

The Company's Common Stock is traded on the over-the-counter
NASDAQ National Market System. The last sale price for the Common Stock of the Company as reported by NASDAQ on March 30, 1995 was $2.625.

The following table provides information, as of March 28, 1995, except as set forth below, with respect to each shareholder known by the Company to be the beneficial owner of five percent or more of its outstanding Common Stock. Except as noted in the table, each such person has sole voting and investment powers with respect to the shares shown.


                                  Amount and
                                  Nature of     Percent of
Name and Address                  Beneficial    Outstanding
                                  Ownership       Shares

Robert W. & Diana R. Carver       719,080 (1)       19.5
330 Avenue "A"
Snohomish, WA  98290

Dimensional Fund Advisors, Inc.   264,400 (2)        7.2
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

Paul E. Sackett, Jr.              252,851 (3)        6.9
Sackett & Company
555 California St., Suite 4490
San Francisco, CA  94104

Tweedy, Browne Company L.P.       247,500 (4)        6.7
TBK Partners, L.P.
Vanderbilt Partners, L.P.
52 Vanderbilt Avenue
New York, NY  10017
_______________________________
(1)  Includes 10,000 shares subject to sale under a vested stock option granted by Robert W. and Diana R. Carver to Thomas C.
Graham, a director of the Company.

(2) The information shown is based upon a Schedule 13G filed by Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, with the Securities and Exchange Commission
(the "Commission") dated February 9, 1994.  According to the 13G
(i) Dimensional claims sole voting power with respect to 154,800 shares and sole dispositive power of 264,400 shares owned by Dimensional; (ii) persons who are officers of Dimensional, as officers of DFA Investment Dimensions Group, Inc. (the "Fund"), an open ended investment company, claim sole voting power with respect to 95,900 shares owned by the Fund; (iii) persons who are officers of Dimensional, as officers of The Investment Trust
Company (the "Trust"), an open ended investment company, claim sole voting power with respect to 13,700 shares owned by the Trust; (iv) these securities represent securities owned by a variety of investment advisory clients; and (v) Dimensional disclaims beneficial ownership of all 264,400 shares.

(3)  The information shown is based on Amendment Number 1 to
Schedule 13G filed by Paul E. Sackett, Jr., d/b/a/ Sackett &
Company, a registered investment advisor, with the Commission dated February 1, 1995. According to the 13G, Sackett & Company is deemed to be the beneficial owner of these securities pursuant to separate arrangements whereby Sackett & Company acts as investment advisor to certain persons. Each such person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities.

(4) The information shown is based on a Schedule 13D filed by Tweedy, Browne Company L.P. ("TBC"), TBK Partners, L.P. ("TBK") and Vanderbilt Partners, L.P. ("Vanderbilt") with the Commission dated September 13, 1993. According to the 13D (i) shares beneficially owned by TBC, a registered broker-dealer and investment advisor, are held in the accounts of various customers; (ii) TBK and Vanderbilt are each private investment partnerships; (iii) each of Messrs. Christopher H. Browne,
William H. Browne, James M. Clark, Jr. and John D. Spears serve as general partners of each of TBC, TBK and Vanderbilt with Mr.
Thomas P. Knapp acting as an additional general partner of TBK;
(iv) the general partners of each of TBC, TBK and Vanderbilt may be deemed to have shared power to vote and dispose of shares beneficially owned by the respective partnerships; (v) TBC may be deemed to be the beneficial owner of 217,500 shares, over which TBC claims sole voting power with respect to 182,500 shares and shared dispositive power over 217,500 shares; (vi) TBK beneficially owns directly 20,000 shares; (vii) Vanderbilt beneficially owns directly 10,000 shares; and (viii) each of TBC, TBK and Vanderbilt disclaim beneficial ownership of shares held by the others.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees

A Board of Directors consisting of five directors will be elected at the Annual Meeting to hold office for a term of one year or until their successors are elected and qualified. The Board of Directors has unanimously approved the nominees named below, all of whom are members of the current Board of Directors. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the five nominees of the Board of Directors named below. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

The table below lists the names and ages of the nominees and the amount and nature of the beneficial ownership of Common Stock of the nominees, the executives named in the Summary Compensation Table, and all directors and executive officers as a group on March 29, 1995. Except as noted in the table, each such person has sole voting and investment powers with respect to the shares shown.

                          Amount and    Percent of
                          Nature of     Outstanding
Name                Age   Ownership      Shares

Robert A. Fulton    54    138,250(1)       3.8

Thomas C. Graham    56     35,648(2)       1.0

Walter C. Howe      61     11,750(3)         *

John F. Vynne       50     15,750(3)         *

Stephen M. Williams 45     57,500(4)       1.6

All current directors
  and executive officers
  as a group (8 persons)  332,524(5)       9.0
_________________
 *  Less than 1%.

(1) Includes options to purchase 71,250 shares exercisable within 60 days.

(2) Includes options to purchase 11,250 shares exercisable within 60 days and 10,000 shares subject to a vested stock option granted to Mr. Graham by Robert W. and Diana R. Carver.

(3) Includes options to purchase 11,250 shares granted by the Company exercisable within 60 days.

(4) Includes 163,029 shares subject to options granted by the Company exercisable within 60 days.

(5) Includes 246,029 shares subject to options exercisable within 60 days.

Robert A. Fulton has been the Company's President and Chief Executive Officer since October 1993 and a director of the Company since March 1992. Mr. Fulton was the Company's Chief Operating Officer and Executive Vice President from June to October 1993. Since early 1991, Mr. Fulton has been a private investor and acts as a consultant for computer software developers. From early 1986 until December 1990, Mr. Fulton was the President and Chief Executive Officer of Generic Software, Inc., a developer of computer assisted design and drafting software.

Thomas C. Graham has been a director of the Company since March 1991. From March 1992 to September 23, 1993, Mr. Graham served as the Company's President and Chief Executive Officer. As a consultant to the Company, he acted as the Company's Executive Vice President from November 1991 through February 1992. Since 1970, he has been President of Pacific SBG Inc., which provides business counseling and operating management services. He is also a principal in Evergreen Services Corporation, a commercial landscape management company. Mr. Graham serves as a director of several companies, including Lone Wolf Corporation, a local area network and multi-media operating systems company. From 1987 to early 1991, Mr. Graham was Executive Vice President of Alaska Diesel Electric, Inc./Alaska Marine Engine, Inc., a manufacturer of diesel engines and generators primarily for marine markets.

Walter C. Howe was elected to the Board of Directors in March 1992. Since September 1990, Mr. Howe has been President of The Washington Roundtable, a forum of representatives from the Pacific Northwest which studies and takes positions on economic, educational and environmental public policy issues for the State of Washington. For the sixteen years prior to that time, Mr. Howe was employed by The Weyerhaeuser Company, most recently as its Vice President of Environmental, Energy and Government Affairs.

John F. Vynne became a director of the Company in December 1991. For the past six years, Mr. Vynne has been the President (and sole shareholder) of Thunderbird Pacific Corporation, a Redmond, Washington based manufacturer of electronic instruments and software used in the mining industry. From 1986 through 1987, Mr. Vynne was the President of Vehicle Systems Inc., a wholly owned subsidiary of Caterpillar Corporation, which manufactured electronic instrumentation for use in off highway vehicles and equipment.

Stephen M. Williams has been the Company's Executive Vice President and Chief Operation Officer and a Director since February 1995. Mr. Williams was the Company's Vice President and General Manager - Consumer Products Division from August 1994. Prior to that time, Mr. Williams was the Vice President of International Operations of Onkyo Corporation, a manufacturer and distributor of high fidelity audio equipment from 1993 to August 1994. From 1987 to 1993, Mr. Williams was Vice President of Cybex, a division of Lumex Corporation, where he was responsible for marketing, sales, engineering and product development of the Cybex fitness equipment division.

BOARD AND COMMITTEE MEETINGS

The Company's Board of Directors held twelve meetings during the fiscal year ended December 31, 1994. Each current director attended at least 90% of the meetings of the Board and of the Committees of the Board on which he served that were held during 1994. The Board of Directors has standing Audit and Compensation Committees. The Board of Directors does not have a standing Nominating Committee.

The Audit Committee currently consists of Messrs. Graham, Howe and Vynne and meets with the Company's internal financial staff and the Company's independent public accountants to review the scope and findings of the annual audit. The Audit Committee also periodically meets with the Company's Vice President of Finance to review her activities and to discuss the adequacy of the Company's internal accounting controls. The Audit Committee held four meetings during 1994.

The Compensation Committee currently consists of Messrs. Graham, Howe, and Vynne and considers and acts upon management's recommendations to the Board of Directors regarding salaries, bonuses and other forms of compensation for the Company's executive officers. The Compensation Committee also administered the Company's 1985 Incentive Stock Option Plan (the "ISOP"), and 1985 Non-Qualified Stock Option Plan (the "Directors' Plan"), and administers the Company's 1995 Stock Option Plan (the "Option Plan"), the Company's 1995 Stock Bonus Plan (the "Stock Bonus Plan"), the Robert A. Fulton Stock Option Agreement (the "Fulton Agreement"), the Stephen M. Williams Stock Option Agreement (the "Williams Agreement"), the Employee Stock Purchase Plan and Stock Appreciation Rights Plan. The Compensation Committee held three meetings during 1994.

DIRECTORS' COMPENSATION

Employee directors receive no additional compensation for service on the Board of Directors or its committees. Each director who is not an employee of the Company receives an annual fee of $6,000, paid in quarterly installments, plus $450 for each Board and Committee meeting attended. The Chairman of each Committee receives an additional $100 for each meeting attended. If the Stock Bonus Plan is approved by the Shareholders of the Company, each non-employee director will be awarded annually 1,000 shares of the Company's Common Stock in quarterly installments of 250 shares. (See Proposal 3 - The 1995 Stock Bonus Plan, below.) Non-employee directors are also eligible to receive option grants pursuant to the Company's 1995 Stock Option Plan, if such Plan is approved by the Shareholders. (See Proposal 2 -The 1995 Stock Option Plan, below.)

Each current director, who was elected prior to 1995, received an option to acquire 16,250 shares of the Company's Common Stock under the Company's 1985 Non-Qualified Stock Option Plan (the "Directors' Plan"). The Directors' Plan terminated on March 29, 1995 and provided for the automatic grant of an option to acquire 16,250 shares of the Company's Common Stock to each director who is not also an employee of the Company upon his or her election as a director of the Company. The exercise price for such option is equal to the last sale price of the Company's Common Stock on the date of his or her election ("Date of Grant"). The duration of an option is nine years and 364 days from the Date of Grant. 3,125 shares granted in each option vest on the Date of Grant, and 3,125, 5,000 and 5,000 shares vest upon the completion of 18, 36 and 54 consecutive months of service, respectively, as a director of the Company. The Directors' Plan further provides that vesting of options outstanding at least one year prior to the below described events will be accelerated and shall become immediately exercisable, as follows: (i) upon accumulation by any person or group (other than a broker, bank or trust company holding any class of voting equity securities of the Company for the account of customers) of beneficial ownership of 25% or more of any class of the Company's voting equity securities; or (ii) upon the occurrence of certain events leading to a change in control such as a tender or exchange offer or upon approval by the Company's shareholders of certain mergers or similar events (an "Acceleration Event").

EXECUTIVE COMPENSATION

The following table shows compensation paid by the Company for services rendered during the fiscal years ended December 31, 1994, 1993 and 1992, respectively, to each person who was Chief Executive Officer during fiscal year 1994. No other executive officer's salary and bonus exceeded $100,000 in 1994.

                  SUMMARY COMPENSATION TABLE
                                           Long-Term
                             Annual      Compensation
                          Compensation      Awards
                          ____________    ____________
                                          Number of
                                          Securities
Name and                                  Underlying  All Other
Principal               Salary   Bonus     Options   Compensation
Position          Year     $        $       (#)            ($)


Robert A. Fulton  1994  $100,000    0     100,000 (1)    $623 (2)
 President & CEO  1993    13,040(3) 0      50,000        $ 83 (2)
                  1992      --      -       (4)            --
___________________
(1)  Represents performance based options granted under the
Company's 1985 Incentive Stock Option Plan (the "ISOP") which vest upon the Company's achievement of certain performance
objectives in 1994 and 1995.  The Company's failure to achieve the 1994 performance objectives resulted in the forfeiture of options to purchase 40,000 shares by Mr Fulton.  The ISOP
terminated on January 18, 1995 without affecting outstanding options.

(2)  Represents Company paid term life insurance premium.

(3)  Mr. Fulton became the Company's President and Chief
Executive Officer on October 5, 1993.  From June to October 1993,
Mr. Fulton served as the Company's Chief Operating Officer and
Executive Vice President. His salary under all positions held in 1993 was paid at an annual rate of $24,000.

(4) Excludes options to acquire 16,250 shares of Common Stock granted pursuant to the Directors' Plan prior to appointment as an executive officer of the Company.

The following table summarizes the number and terms of stock option granted in 1994 to the person named in the Summary
Compensation Table.  Options were granted without tandem SARs.

                 Option Grants in Last Fiscal Year
                                                 Potential
                                                 Realizable
                                                 Value at Assumed
                                                 Annual Rates of
                                                 Stock Price
                                                 Appreciation
               Individual Grants                 for Option Term (1)
____________________________________________  _______________________
                       % of Total
           Number of    Options
           Securities   granted to
           Underlying   Employees
           Options      in         Exercise  Expir-
           Granted      Fiscal     Price     ation
Name          #         Year       ($/Sh)    Date     5%($)   10%($)
Robert A.
Fulton,    100,000(2)   40%        $2.75     3/9/04  $173,000 $438,000
President & CEO

(1) The potential realizable value is based on the assumption that the price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term. Actual realizable value, if any, on stock option exercises is dependent on the future performance of the Common Stock and overall market conditions, as well as the option holder's continued employment through the vesting period.

(2) Represents options granted pursuant to the ISOP which vest upon the Company's achievement of certain performance objectives in 1994 and 1995. The Company's failure to achieve the 1994 performance objectives resulted in the forfeiture of options to purchase 40,000 shares by Mr Fulton. The ISOP terminated on January 18, 1995 without affecting outstanding options. The option expires on the earlier of (i) ten years from the date of grant, (ii) the expiration of ninety days following the date of the termination of Mr. Fulton's employment, or (iii) one year from the date of death or disability of the optionee. Shares may be acquired under the ISOP by delivery of the exercise price in cash or surrender of previously held shares. Upon an Acceleration Event (as defined above), options granted accelerate and become immediately exercisable.

The following table provides information with respect to option exercises during the year ended December 31, 1994 by the person named in the Summary Compensation Table and the number and value of unexercised options held at December 31, 1994.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION VALUES
                                  Number of
                                  Securities     Value of
                                  Underlying     Unexercised
                                  Unexercised    In-the Money
                                  Options at     Options at
            Shares                Dec. 31,       Dec. 31,
            Acquired     Value    1994 (#)       1004 ($)
            on Exercise  Realized Exercisable/   Exercisable/
Name           (#)         ($)    Unexercisable  Unexercisable(1)
Robert A.
Fulton,         0          N/A     61,250/65,000 $37,500/0
President
& CEO

(1) Calculation based on the closing price of the Company's
Common Stock on December 30, 1994 less the exercise price, multiplied by the number of in-the-money options held. There is no guarantee that if and when these options are exercised they will have this value.

CHANGE IN CONTROL PLAN

In a series of meetings between March 11 and 25, 1995, the Compensation Committee of the Company's Board of Directors adopted a Change in Control Severance and Incentive Plan pursuant to which certain key employees of the Company will be granted severance payments if their employment is terminated or they resign for good reason in connection with a change in control of the Company or certain equity investments in the Company, and pursuant to which they will be granted cash payments and will receive accelerated vesting of options to purchase Common Stock following certain equity investments in the Company. The plan does not provide for any severance payment to Robert A. Fulton, the Company's Chief Executive Officer. The plan does provide that Mr. Fulton will receive a minimum of $30,000 cash and accelerated vesting of an option to purchase 15,000 shares of Common Stock following the consummation of any of the following control events: (i) a merger of the Company, sale of all or substantially all of the assets of the Company, or a tender offer for the Company's shares which results in value to the Company or its shareholders of $3.50 per share; or (ii) an investment in equity securities of the Company resulting in gross proceeds to the Company of at least $3,000,000 at a price not less than $3.50 per share of Common Stock or Common Stock equivalent. If the benefits to the Company or its shareholders resulting from a change in control or equity investment exceed the foregoing amounts and/or entail significant additional benefits to the Company or its shareholders, the Compensation Committee of the Board of Directors, in its discretion, may increase the amount of benefits payable to Mr. Fulton to not more $80,000 cash and the accelerated vesting of options to purchase 30,000 shares of Common Stock.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation Committee

The Compensation Committee of the Board of Directors (the "Committee") is currently comprised of three independent outside directors. The Committee is responsible for administering the Company's ISOP, Directors' Plan, Fulton Stock Option Agreement, Williams Stock Option Agreement, the 1995 Stock Option Plan, the Stock Bonus Plan, Stock Appreciation Rights Plan and Employee Stock Purchase Plan. The Company's overall executive compensation program is established and administered by the Committee.

Compensation Philosophy

The philosophy underlying the development and administration of the Company's annual and long-term compensation plans is to align the interests of executive management with those of the shareholders. Key elements of this philosophy are:

1. Establishing compensation plans which deliver pay commensurate with Company performance, as measured by operating, financial and strategic objectives.

2. Providing significant equity-based incentives for executives to ensure that they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners rather than just as employees.

3. Rewarding executives if shareholders receive an above-average return on their investment over the long-term.

Compensation Forms

Executive compensation consists primarily of (i) base salary,
(ii) annual incentive bonus compensation and (iii) long-term incentives in the form of stock options. Base salary is determined on approximately March 1 of each year or at the commencement of the executive's employment with the Company. Bonuses and stock options are usually determined during the first quarter after the end of the fiscal year to allow the Committee to take into account Company and individual performance in determining these elements of executive compensation. The Company also has an employee stock purchase plan which enables all employees, including executives, to purchase shares of the Company's stock at discounted prices and obtain a financial stake in the future success of the Company. Stock options may also be granted to non-executive employees of the Company.

In developing executive compensation packages, the Committee considers an appropriate blend of the above-mentioned forms of compensation to be competitive generally and to provide meaningful incentives to the executives on both a short and long-term basis. Historically, the Committee has set salary levels below the median of those paid by other companies in the electronics industry to persons with comparable responsibilities as identified in the American Electronics Association salary surveys. This is done with the objective of giving variable compensation tied to financial performance greater weight than fixed base salary.

The annual bonus plan is a discretionary vehicle by which executives can earn additional cash and/or equity compensation depending on individual and Company performance relative to certain annual objectives. In making such discretionary awards, the Committee considers with respect to each executive, certain criteria including the Company's operating, financial and strategic goals (e.g. net sales, margin levels, expense control, earnings per share, operating income, cash flow, technology acquisition and product development).

The Company's long-term incentive program consists primarily of grants of stock options pursuant to the ISOP. Grants under the ISOP were made at exercise prices equal to or exceeding the fair market value of the underlying Common Stock on the date of grant, thereby aligning a significant portion of executive compensation with shareholder interests. Executives receive value from their options only if the Company's Common Stock appreciates over the long-term. The Company encourages its officers to acquire shares of its Common Stock.

CEO AND EXECUTIVE COMPENSATION

Salary

The Chief Executive Officer's salary for 1994 was determined in accordance with the Company's compensation philosophy and objectives, as set forth above. When Mr. Fulton was employed by the Company as its President and Chief Executive Officer in October 1993, his compensation was not changed from the level set in June when he was appointed Chief Operating Officer and Executive Vice President. In determining the salary of Mr. Fulton, as CEO, the Committee also considered a salary level sufficient to encourage Mr. Fulton to accept employment with the Company, as its Chief Executive Officer, historical salary levels of former chief executives of the Company, the Company's current financial position, and Mr. Fulton's desire to be compensated at a lower level. Subsequent to year-end, and in keeping with the agreement in principle between Mr. Fulton and the Company, the Committee increased Mr. Fulton's annual salary to $100,000 effective January 1, 1994.

In March 1994, the salary levels for the Company's executives were reviewed, and, were, after adjustment to reflect cost of living increases, determined to be equitable when compared to the salaries of other Company executives, considering the nature and scope of their duties and responsibilities and the Company's performance.

Annual Bonus

During 1994, the Company failed to achieve all of its operating and financial goals which were a combination of sales levels, margins, operating income, expense levels and earnings per share. No annual bonuses were awarded to the Company's Chief Executive Officer or other executive officers for 1994.

Stock Options

In 1994, options to purchase an aggregate of 250,000 shares of the Company's stock were granted to two executives, inclusive of Mr. Fulton. In 1994, all options granted to executives were at or above the market price of the Company's Common Stock on the date of grant. Vesting schedules and exercise prices of the options granted were designed to motivate the Company's executives to achieve goals which would build shareholder value over the next several years.

The material terms of the award of stock options to Mr. Fulton in
1994 are discussed elsewhere in the Proxy Statement.   In making
that award, the Committee considered the following in determining the number of shares and the vesting schedule: grants made to other executives of the Company; grants made to other C.E.O's of the Company; an appropriate incentive to encourage Mr. Fulton to continue his employment with the Company; and an adequate incentive for Mr. Fulton to initiate, pursue and realize goals and plans which, if successful, would build shareholder value. These stock options vest on the achievement by the Company of certain performance goals during 1994 and 1995. The goals include: specified increases in gross margins, cash, return on investment, and earnings per share and specified reductions in inventory. Since the Company failed to achieve all of its goals in 1994, options to purchase 40,000 shares have been forfeited under this grant to
Mr. Fulton.

Under the Omnibus Budget Reconciliation Act of 1993, beginning in 1994, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Compensation Committee is aware of this limitation and believes that, except possibly in the event of exercise of a significant number of options by an executive officer following a dramatic increase in the share price of the Company's Common Stock, no compensation paid by the Company during 1995 will exceed the $1 million limitation.

Compensation Committee:
Thomas C. Graham, Chairman
Walter C. Howe
John F. Vynne

Performance Graph

The following graph shows for the periods indicated a comparison of the cumulative total shareholder return on the Company's Common Stock, Standard & Poors' Composite Index, and the Center for Research and Security Prices ("CRSP") Index for NASDAQ Electronic Components Stocks.

      COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
        AMONG CARVER CORPORATION, S&P 500 INDEX AND
             NASDAQ ELECTRONIC COMPONENTS STOCKS

Measurement Period        Carver        S&P 500    NASDAQ
(Fiscal Year Covered)     Corporation   Index      Electronic
                                                   Components
                                                   Stocks
Measurement Pt-12/29/89   $100          $100       $100

FYE 12/31/90              $ 50.000      $ 96.769   $ 97.042
FYE 12/31/91              $ 47.500      $126.452   $138.193
FYE 12/31/92              $ 50.000      $136.158   $215.897
FYE 12/31/93              $ 58.750      $149.224   $296.495
FYE 12/30/94              $ 57.500      $151.220   $328.140


COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Based solely upon its review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities and Exchange Act of 1934, as amended, all such Forms were filed on a timely basis except for a late filing by Robert W. and Diana R. Carver of a Form 4 relating to the sale by them of 35,000 shares of the Company's Common Stock in September 1994.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of the Company's amplifiers and receivers employ Magnetic Field Amplifier technology pursuant to a nonexclusive license negotiated in March 1985 between Robert W. Carver and Diana R. Carver and the Company relating to the use of three patents currently owned by the Carvers (the "License Agreement"). The License Agreement requires the Company to make royalty payments to Mr. and Mrs. Carver on products containing Magnetic Field Amplifier technology. Such royalties amounted to $56,800 in 1994.

On March 9, 1994, Robert W. Carver filed a lawsuit against the Company in the United States District Court for the Western District of Washington at Seattle, claiming, among other things, that the Company failed to provide accurate and/or complete reports and underpaid royalties under the License Agreement. Mr. Carver alleged that the underpayment exceeded $667,000, including accrued interest. Mr. Carver sought a declaratory judgment that certain products of the Company were covered by the patents, damages in an amount to be determined at trial, but not less than $667,000 plus interest, attorneys' fees and costs.

On March 11, 1994, the Company filed a lawsuit against Mr. and Mrs. Carver seeking, among other things, a determination of which of the Company's products were covered by Mr. and Mrs. Carver's
patents and the amount of any over or underpaid royalties.   The
Company's complaint also sought a preliminary injunction to prevent Mr. and Mrs. Carver from terminating the License Agreement pending resolution of the issues.

The Company believes the circuitry covered by only one of the patents under the License Agreement is used by the Company in certain of its amplifiers and receivers (the "Covered Products"). Mr. and Mrs. Carver contended that many more of the Company's products incorporate technology covered by a second patent covered by the License Agreement (the "Disputed Products").

Mr. Carver contended and the Company agreed that it underpaid royalties to Mr. and Mrs. Carver on Covered Products from May 1985 through December 1993 due to a variety of errors made in calculating royalties payable. However, during the same period, the Company had paid royalties to Mr. and Mrs. Carver on products which are not subject to the License Agreement, including certain of the Disputed Products. Mr. and Mrs. Carver alleged that the net underpayment exceeds $667,000. The Company believes that it has overpaid royalties in excess of the net amount of $200,000, and that it was entitled to a refund of its overpayment or a credit toward future royalties.

Another issue raised in the suits was the status of the employment agreement between Mr. Carver and the Company dated April 4, 1985 (the "Employment Agreement"). The initial term of the Employment Agreement was five years ending on March 31, 1990, but the Employment Agreement also provides that it will automatically renew for successive three year terms unless one party gives the other six months notice of its intent not to renew. The Employment Agreement contains a covenant of Mr. Carver that he will not engage in certain competitive activities for a period of two years following termination of the agreement by Mr. Carver or by the Company for cause.

Early in 1994, Mr. Carver advised the Company of his position that he had given written notice to the Company that the Employment Agreement would not be renewed more than six months prior to March 31, 1990 and, accordingly, that the Employment Agreement had expired on March 31, 1990, and that the post-termination noncompetition period provided for by that agreement ended on March 31, 1992. In his lawsuit against the Company, Mr. Carver also sought a declaratory judgment that the non-
competition period has terminated.   The Company denied that it
received notification from Mr. Carver that he did not wish to renew the Employment Agreement prior to February 1994 and maintained that the noncompetition period ends on June 6, 1996.

On December 9, 1994, the Company and Mr. and Mrs. Carver executed a settlement agreement (the "Settlement Agreement") which:

- - - Provided for the dismissal of the lawsuit between the Company and Mr. and Mrs. Carver;

- - - Confirmed that the Company had license rights to certain amplifier technology owned by Mr. and Mrs. Carver;

- - - Granted the Company a fully paid up license on certain disputed technology;

- - - Provided that the Company would pay to Mr. and Mrs. Carver
$300,000, without interest, in monthly installments over four years beginning in January 1995;

- - - Limited Mr. Carver's right to produce electronic audio products to a certain maximum number of units with a certain minimum manufacturer's suggested retail and dealer price for a limited time; and

- - - Contained a mutual release of claims.

PROPOSAL 2 - APPROVAL OF THE 1995 STOCK OPTION PLAN

At the Annual Meeting, the shareholders of the Company will be asked to approve the adoption of the Carver Corporation 1995 Stock Option Plan (the "Plan") as described below. The Plan was adopted by the Company's Board of Directors on February 15, 1995, subject to approval of the Plan by the Company's shareholders. The Board of Directors believes that the Plan will contribute to the Company's ability to attract and retain the services of key employees and non-employee directors and will more closely align the interests of such persons with those of shareholders by giving such persons a greater proprietary interest in the Company.

Description of the 1995 Stock Option Plane

The following description of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

General; Eligibility. The Plan provides for the discretionary grant of incentive stock options ("ISOs") within the meaning of section 422 of the Internal Revenue Code, to employees, discretionary grant of nonqualified stock options ("NQSOs") to employees, consultants and such other persons as the Plan Administrator (as defined below) may select, and nondiscretionary, annual grants of NQSOs to the Company's non-employee directors. See "Federal Income Tax Consequences" below for information concerning the tax treatment of ISOs and NQSOs. Non-employee directors are not eligible to receive discretionary grants of options. The Company currently has three non-employee directors and approximately 143 employees.

If approved by shareholders, the Plan will provide for the grant of ISOs from time to time until February 14, 2005 and for the grant of NQSOs from time to time until the Plan is terminated by the Board of Directors in its discretion. Options granted under the Plan may extend beyond the Plan's termination date and the terms and conditions of the Plan will continue to apply to such options. All options granted under the Plan prior to shareholder approval of the Plan are granted subject to receipt of such approval.

The Plan provides for the grant of options to purchase an aggregate of 360,000 shares of Common Stock. Of these shares, 60,000 shares are reserved for issuance pursuant to the exercise of options granted to non-employee directors. No person is eligible to receive in any fiscal year options to purchase more than 50,000 shares of Common Stock. The number of shares available under the Plan, the foregoing individual limit, the amount of shares underlying outstanding options and the amount of shares underlying prospective grants of options to the Company's non-employee directors are all subject to adjustment in the event of a share dividend, stock split, or other change in the Company's capital structure.

Administration. The Plan is administered by the Compensation Committee (the "Plan Administrator") of the Company's Board of Directors. The Plan Administrator determines the officers, key employees and other persons to whom options will be granted, the exercise prices, the number of shares covered by each grant and all other terms and conditions of the grants. However, the Plan Administrator may not exercise discretion with respect to the amount or timing of grants to non-employee directors or determine which non-employee directors will receive grants under the Plan. Under the terms of the Plan, the Compensation Committee may delegate to one or more executive officers the authority to grant options to employees who are not subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to the Common Stock. The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is not qualified under section 401(a) of the Internal Revenue Code.

Exercise Price. The exercise price of ISOs must be equal to or greater than the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of employees who hold 10% or more of the voting power of the Common Stock). Except with respect to NQSOs granted to non-employee directors, the option price of NQSOs may be less than the fair market value of the Common Stock on the date of grant.

Duration. Options may be granted for varying periods not to exceed ten years from the date of grant (five years in the case of ISOs granted to employees who hold more than 10% of the voting power of the Common Stock). Typically, options granted under the Plan expire ten years from the date of grant.

Exercise of Options. Options may be exercised only while the holder is in the employ of the Company or a subsidiary, within 90 days after the date of termination of employment (other than for cause, death or disability), or within one year after termination of employment due to the death or disability of the optionee. During the optionee's lifetime, an option is exercisable only by the optionee. Options granted to persons other than non-employee directors terminate concurrently with the termination of the optionee's employment for cause. Options are not transferable except upon the death of the optionee or pursuant to a qualified domestic relations order as defined under the Internal Revenue Code or Title I of ERISA. Terminated or expired options become available for future grants.

Unless otherwise specified a the time of grant, options granted under the Plan become exercisable with respect to 25%, 50%, 75% and 100% of the shares covered by the option on the first, second, third and fourth anniversaries of the date of grant, respectively. The Plan authorizes the administrator thereof to accelerate the vesting of any option at any time.

The Plan Administrator may condition the exercisability of any option (other than an option granted to a non-employee director) upon the achievement of one or more performance objectives. Performance objectives may be expressed in terms of one or more of the following: return on equity, return on assets, share price, market share, sales, earnings per share, costs, net earnings, net worth, inventories, cash and cash equivalents, gross margin or the Company's performance relative to its internal business plan. Performance objectives may be in respect of the performance of the Company as a whole (whether on a consolidated or unconsolidated basis), a related corporation, or a subdivision, operating unit, product or product line of either of the foregoing. Performance objectives may be absolute or relative and may be expressed in terms of a progression or a range.

At the date of exercise, the holder may pay the full option price in cash or may satisfy the purchase price by complying with one of the following mechanisms: (i) by surrendering shares of Common Stock previously held by the option holder; (ii) by having the Company withhold shares of Common Stock otherwise issuable upon exercise of the option; (iii) by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price; or (iv) by complying with any other payment mechanism approved by the Plan Administrator. Any shares of Common Stock surrendered or withheld will be valued at their fair market value on the date of exercise.

Formula Grants to Non-Employee Directors. For so long as shares of Common Stock are available under the Plan, each director shall automatically receive (i) an NQSO to purchase 2,500 shares of Common Stock upon the director's initial election to the Board of Directors, and (ii) an identical option each May thereafter, provided that the director was a non-employee director on the previous December 31. In addition, each non-employee director holding office on the date of approval of the Plan by the Company's shareholders shall receive an NQSO (a "Recognition Option") to purchase up to the number of shares of Common Stock equal to the product of (x) 2,500, multiplied by (y) the number of complete years of continuous service of such person as a non-employee director. Options (other than Recognition Options) vest and become exercisable as follows: forty percent (40%) on the date of grant; thirty percent (30%) on the first anniversary of the date of grant; and thirty percent (30%) on the second anniversary of the date of grant. Recognition Options vest according to the same schedule but assuming that the Recognition Options had been granted in annual increments of 2,500 shares beginning in May of each of the calendar years following the optionee's initial election to the Board of Directors.

Change in Control Provision. The Plan provides that outstanding options will become immediately vested and fully exercisable for the periods indicated: (i) for a period of 45 days beginning on the day on which any person or group (with certain exceptions) becomes the beneficial owner of 25% or more of the Company's Common Stock, unless such accumulation is previously approved by a disinterested majority of the Board; (ii) beginning on the date that a tender or exchange offer by any person (with certain exceptions is first published or sent or given, and continuing for so long as such offer remains open, unless, upon consummation thereof, such person would be the beneficial owner of less than 30% of the shares of Common Stock then outstanding, unless such tender offer is approved by a disinterested majority of the Board; or (iii) for a period of 20 days beginning on the day on which the shareholders of the Company (or, if later, approval by the shareholders of a third party) duly approve any merger, consolidation, reorganization or other transaction providing for the conversion or exchange of more than 50% of the outstanding shares of Common Stock into securities of a third party, or cash, or property, or a combination of any of the foregoing.

New Plan Benefits

Except for those options which have been granted subject to shareholder approval of the Plan, the benefits or amounts that will be received by or allocated to employees of the Company (including the Company's executive officers or other highly-compensated employees) under the Plan are not determinable at this time, because grants of options to such persons will be made at the discretion of the Plan Administrator and may be based on factors which are presently unknown.

Set forth below is information as of March 30, 1995 regarding the number of stock options that have been granted under the Plan, or to the persons and groups identified in the table subject to shareholder approval of the Plan.

                                             Number of Shares
                                             Underlying Options
                                             Granted Subject to
Name and Principal Position     Value($)(1)  Shareholder Approval

Robert A. Fulton
  President and CEO                 N/A               0

Executive Officers as a
  group (6 persons)               $10,625          85,000

Directors who are not
  Executive Officers
  as of group (3 Persons)         $ 3,125          25,000

Thomas C. Graham
  Nominee for Director            $ 1,250          10,000

Walter C. Howe
  Nominee for Director            $   937           7,500

John F. Vynne
  Nominee for Director            $   938           7,500

Employees (other than
  Executive Officers) as
  a group (11 persons)            $12,125          97,000
____________________
(1) Dollar value has been calculated by multiplying the number of shares of Common Stock underlying each option by the difference between the per share exercise price of such option and the
closing sale price of the Common Stock on March 30, 1995, which was $2.625 as reported by the NASDAQ National Market System.

Federal Income Tax Consequences

ISOs granted under the Plan are intended to qualify as "incentive stock options" for federal income tax purposes. Under federal income tax law currently in effect, the optionee will recognize no income upon grant or exercise of the ISO. Federal income tax upon any gain resulting from exercise of an ISO is deferred until the optioned shares are sold by the optionee. The gain resulting from the exercise of an ISO is included in the alternative minimum taxable income of the optionee and may, under certain conditions, be taxed under the alternative minimum tax.

If an employee exercises an ISO and does not dispose of any of the optioned shares within two years following the date of grant and within one year following the date of exercise, then any gain upon subsequent disposition will be treated as long-term capital gain for federal income tax purposes. If an employee disposes of shares acquired upon exercise of an ISO before the expiration of either the one-year or the two-year holding period, any amount realized will be taxable for federal income tax purposes as ordinary income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price.

The Company will not be allowed any deduction for federal income tax purposes either at the time of the grant or exercise of an ISO. Upon any disqualifying disposition by an employee, the Company will generally be entitled to a deduction to the extent the employee realizes ordinary income.

NQSOs granted under the Plan are intended to be "nonqualified stock options" for federal income tax purposes. Under federal income tax law presently in effect, no income is realized by the grantee of an NQSO until the option is exercised. At the time of exercise of an NQSO, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price (the "Option Spread Amount"). The Company's deduction is conditioned upon withholding the appropriate percentage of the Option Spread Amount. Upon sale of shares acquired upon exercise of an NQSO, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will constitute long-term capital gain if the shares have been held for the required holding period.

Section 162(m) of the Internal Revenue Code, as adopted in 1993, limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated executive officers in any year after 1993. Under proposed regulations, "qualified performance-based compensation" will not be subject to the $1,000,000 limit. Compensation payable through the exercise of a stock option will qualify as "qualified performance-based compensation" if the option and the plan meet certain requirements. One such requirement is that the plan contain a per-employee limit on the number of shares as to which options may be granted during any specific period. Other requirements are that the option be granted by a committee of at least two "outside" directors and that the exercise price of the option be not less than fair market value of the Common Stock on the date of grant or be exercisable only upon the achievement of predetermined performance objectives. Although the Company has generally drafted the Plan to comply with the requirements of the "qualified performance-based compensation" exception to Code
Section 162(m), the Plan may be administered by a committee of directors that are not all "outside" directors as defined in the regulations promulgated under Code 162(m). Nonetheless, the Board of Directors believes it is unlikely that in the near term any officer of the Company will receive compensation in an amount sufficient to trigger the application of Code Section 162(m).

Recommendation

The affirmative vote by the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the 1995 Annual Meeting and entitled to vote on the proposal is required for approval of the Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE PLAN. Unless instructed otherwise, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies in favor of approval of the Plan.

PROPOSAL 3 - APPROVAL OF THE 1995 STOCK BONUS PLAN

At the Annual Meeting, the shareholders of the Company will be asked to approve the adoption of the Carver Corporation 1995 Stock Bonus Plan (the "Stock Bonus Plan"), as described below. On February 15, 1995 the Board of Directors adopted the Stock Bonus Plan, subject to the approval of the shareholders at the Annual Meeting.

Description of the Stock Bonus Plan

The essential features of the Stock Bonus Plan are outlined below. The following description of the Stock Bonus Plan is qualified in its entirety by reference to the full text of such plan, a copy of which is attached to this Proxy Statement as Exhibit B.

Purposes. The purposes of the Stock Bonus Plan are to reward directors, valued key employees and consultants of the Company for their services to the Company, to enable such persons to acquire a greater proprietary interest in the Company, thereby strengthening their incentive to achieve the objectives of the shareholders of the Company, and to serve as an aid and inducement in the hiring of new employees.

Nature of the Plan; Eligibility. The Stock Bonus Plan provides for the discretionary grant by the Company of restricted or unrestricted stock bonuses ("Bonuses" or individually a "Bonus") to employees and other persons selected by the Plan Administrator (as defined below), and for the non-discretionary grant of unrestricted Bonuses to non-employee directors of the Company. Grants to non-employee directors are intended to comply with the "formula award" provisions of Rule 16b-3 ("Rule 16b-3) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company currently has three non-employee directors and approximately 143 employees. The terms and conditions of any Bonus will be set forth in an agreement (the "Bonus Agreement") between the Company and the person receiving the Bonus (the "Grantee").

Administration. The Board of Directors of the Company (the "Board") has the general power to administer the Stock Bonus Plan, but has delegated such power to the Compensation Committee (the "Plan Administrator"). Subject to certain limitations, the Plan Administrator may delegate to one or more executive officers of the Company authority to grant and administer Bonuses to persons who are not subject to Section 16 of the Exchange Act with respect to Common Stock. The Plan Administrator has the power, subject to the provisions of the Stock Bonus Plan, to select the employees and other persons to whom Bonuses may be granted and to determine the type, amount, terms and conditions of each Bonus, based upon factors determined by the Plan Administrator. The Plan Administrator may also adopt, alter and repeal rules, guidelines and practices governing the Plan, the Bonuses and Bonus Agreements, and otherwise supervise the administration of the Plan. However, the Plan Administrator may not exercise discretion with respect to the amount and timing of grants to non-employee directors or determine which non-employee directors will receive grants under the Stock Bonus Plan.

Term. The Stock Bonus Plan is effective as of February 15, 1995. However, until the Stock Bonus Plan is approved by the shareholders of the Company, no Bonus may be granted under the Stock Bonus Plan to any non-employee director or other person (collectively, "Insiders") subject to Section 16 of the Exchange Act with respect to the Common Stock. No Bonus may be granted under the Stock Bonus Plan on or after February 15, 2005, or until the Stock Bonus Plan is terminated by the Board in its sole discretion.

Stock Subject to the Plan. In each year during the term of the Stock Bonus Plan, the Plan Administrator may grant Bonuses of Common Stock aggregating not more than one percent (1%) of the number of shares of Common Stock issued and outstanding on April 3, 1995, the record date for the Annual Meeting, in the case of 1995, and on each subsequent January 1 for each subsequent year. Whenever a Bonus is granted, the shares issuable pursuant to the Bonus (the "Bonus Shares") are counted against the total number of shares that may be issued in the year of grant. However, if Bonus Shares are forfeited by the Grantee, the number of Bonus Shares so forfeited will again become available for the grant of other Bonuses.

Individual Limitation. The Company may not grant Bonuses covering in the aggregate more than 100,000 shares of Common
Stock to any one Grantee during each calendar year of the term of the Stock Bonus Plan.

Grant of Bonuses. The Plan Administrator may grant Bonuses covering shares of restricted Common Stock ("Restricted Bonus Shares") or unrestricted Common Stock ("Unrestricted Bonus Shares"). Bonus Shares shall be issued without payment by the Grantees of any consideration. The grant of any Bonus (other than a Bonus granted to a non-employee director) may be contingent upon the achievement of specified performance goals or other criteria or factors. Non-employee directors of the Company will receive Bonuses under the Stock Bonus Plan as described below under "Non-Employee Directors."

Provisions applicable to Restricted Bonus Shares. During the restriction period set by the Plan Administrator, commencing with, and not exceeding 10 years from, the grant date, the Grantee will not be entitled to sell, assign, transfer, pledge or otherwise encumber Restricted Bonus Shares. Within these limits, the Plan Administrator may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions, in whole or in part, based on service, performance or such other factors or criteria as the Plan Administrator may determine. Termination of the Grantee's employment during the restriction period will result in forfeiture of all shares then subject to restriction unless otherwise provided in the Bonus Agreement or determined by the Plan Administrator. Pending expiration of the restricted period or termination of the Grantee's employment, the Grantee may vote Restricted Bonus Shares. Unless otherwise determined by the Plan Administrator, all dividends on Restricted Bonus Shares payable in cash will be paid to the Grantee in cash, and dividends payable in Common Stock will be paid in the form of Restricted Bonus Shares.

Tax Withholding. Unless the Plan Administrator permits otherwise, the Grantee must pay to the Company in cash all federal, state, local and foreign withholding taxes that the Plan Administrator determines to result from the issuance of or lapse of restrictions on Bonus Shares or otherwise in connection with Bonus Shares. The Plan Administrator may authorize a Grantee to make an election (i) to deliver to the Company appropriate loan documents under the terms set forth in the Plan, (ii) to tender to the Company previously-owned shares of Common Stock or (iii) to have Bonus Shares withheld by the Company on behalf of the Grantee, to pay the amount of tax that the Plan Administrator determines is required to be withheld by the Company. Any shares of Common Stock so withheld or tendered will be valued at their fair market value by the Plan Administrator as of the date they are withheld or tendered. The value of the shares withheld or tendered may not exceed the required federal, state, local and foreign withholding tax obligations as computed by the Company. In addition, the Plan Administrator may provide for any other payment mechanism in its discretion.

Right of Repurchase. At the option of the Plan Administrator, the Bonus Shares to be delivered pursuant to a Bonus under the Plan may be subject to a right of repurchase by the Company upon termination of employment, subject to terms and conditions set forth in the Bonus Agreement.

Adjustments. Upon any change in the Company's capitalization, such as a merger, reorganization, consolidation, recapitalization, stock dividend or stock split, the number of total shares reserved for grants under the Stock Bonus Plan shall be automatically adjusted and the number of Bonus Shares subject to any outstanding Bonus may be adjusted by the Plan Administrator in its discretion.

The Plan Administrator may also (except with respect to grants to non-employee directors) adjust performance goals and measurements applicable to Bonuses (i) to take into account changes in law and accounting and tax rules, (ii) to reflect the inclusion and exclusion of extraordinary or unusual items, events or circumstances in order to avoid windfalls or hardships, and (iii) to reflect any material changes in business conditions.

Waiver by the Plan Administrator. In the event of hardship or special circumstances of a Grantee, the Plan Administrator may, except with respect to non-employee directors, waive any or all restrictions, conditions, vesting or forfeiture with respect to any Bonus granted to that Grantee.

Non-Employee Directors. Four times per year following shareholder approval of the Stock Bonus Plan, provided that shares are available for grant under the plan, each non-employee director of the Company will receive an Unrestricted Bonus for 250 Bonus Shares for service as a director during the then most recently completed calendar quarter. Any director who did not serve for the entire quarter shall receive a pro-rated number of Bonus Shares.

ERISA, Internal Revenue Code. The Stock Bonus Plan is not subject to the Employee Retirement Income Security Act of 1974
("ERISA") and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

Amendment of Plan. The Plan Administrator may modify, amend or terminate the Stock Bonus Plan, but no such modification, amendment or termination may reduce the benefits afforded to a Grantee under a previously outstanding Bonus without the consent of such Grantee.

New Plan Benefits

The benefits or amounts that will be received by or allocated to employees of the Company (including the Company's executive officers or other highly-compensated employees) under the Stock Bonus Plan are not determinable at this time, because grants of Bonus Shares to such persons will be made at the discretion of the Plan Administrator and may be based on factors which are presently unknown.

The dollar value of Bonuses to non-employee directors will depend upon the value of the Bonus Shares on the respective dates of the grants. If the Bonuses had been granted in 1994, the total dollar value of the Bonuses to all current non-employee directors would have been $7,781.

Federal Income Tax Consequences

A Grantee will generally have ordinary income subject to withholding taxes (and the Company will be entitled to a corresponding deduction) upon the grant of an Unrestricted Bonus in the amount of the fair market value of the stock at the time of the grant.

A Grantee should not have taxable income upon the grant of a Restricted Bonus but would have taxable income upon the lapse of any restrictions. A Grantee receiving a Restricted Bonus, however, may make an election to be taxed at the time of the grant on the fair market value of the stock on the grant date, in which case the lapse of any restrictions will not be a taxable event.

If shares are held at least one year after the date the Grantee has taxable income from acquiring them, then upon the sale of the shares the employee will have long-term capital gain or loss equal to the difference between the sale price and the fair market value of the shares on the date income is recognized.

Under current federal income tax law, long-term capital gain is taxable at a maximum stated rate of 28%, while ordinary income is taxable at a maximum stated rate of 39.6%. In the case of both capital gains and ordinary income, the effective rate of tax may be higher because of various phase-out and recapture provisions.

Recommendation

The affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for approval of the Stock Bonus Plan. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE STOCK BONUS PLAN. Unless instructed otherwise, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies in favor of approval of the Stock Bonus Plan.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed Moss Adams to continue as its independent accountants and to examine the financial statements of Carver Corporation for the current year. Representatives of Moss Adams are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

OTHER BUSINESS

As of the date of this proxy statement, management knows of no other business which will be presented for action at the Annual
Meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as proxies will vote or refrain from voting in accordance with their best judgment.

SHAREHOLDER PROPOSAL AND NOMINATION PROCEDURE FOR THE 1996 ANNUAL
MEETING OF SHAREHOLDERS

The Company's Bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by the Company ninety (90) days prior to the date one year from the date of the immediately preceding annual meeting of shareholders or, in the case of a special meeting of shareholders to elect directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. The Bylaws also provide that advance notice of proposals to be brought before an annual meeting by a shareholder must be submitted in writing and delivered to or mailed and received by the Company not later than ninety (90) days prior to the date one year from the date of the immediately preceding annual meeting of shareholders. Each notice of a nomination or proposal of business must contain, among other things, (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; and (iv) such other information regarding each nominee or proposal as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission.

Shareholder proposals to be presented at the 1996 Annual Meeting of Shareholders must be received by the Secretary at the Company's executive offices by December 15, 1995, in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

REPORT ON FORM 10-K

The Company's Annual Report on Form 10-K filed with the
Commission for the year ended December 31, 1994 is available to shareholders without charge upon written request to Carver
Corporation, P.O. Box 1237, Lynnwood, Washington 98046,
Attention: Sandra L. Jenkins.

SOLICITATION OF PROXIES

The form of proxy accompanying this proxy statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of solicitation of proxies will be paid by the Company.

By order of the Board of Directors

John P. World
Secretary
Lynnwood, Washington
April 14, 1995


                                                  PROXY
                  CARVER CORPORATION

   This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Robert A. Fulton and John P. World, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote all shares of common stock of Carver Corporation which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on May 16, 1995, or any adjournment thereof, as directed herein, and in their discretion, to vote upon such other matters as may properly come before the meeting.

1.  For Election of the following Directors: R. Fulton,
    T. Graham, W. Howe, J. Vynne and S. Williams

[ ] Vote FOR all nominees listed above (except as marked to the contrary below) (INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the space provided below.)
______________________________________________________________

[ ] WITHHOLD authority to vote for all nominees named above.

2.  Approval of the adoption of the Company's 1995 Stock Option
Plan, as described in the accompanying Proxy Statement.

[ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3.  Approval of the adoption of the Company's 1995 Stock Bonus
Plan, as described in the accompanying Proxy Statement.

[ ] FOR   [ ] AGAINST   [ ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued, and to be signed on the other side)

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. For the purposes stated in the accompanying proxy statement, management recommends a vote FOR each of the proposals referred to hereon; if no specification is made, a vote FOR all said nominees and FOR approval of said proposals will be entered.

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Please sign exactly as name appears below.

_________________________________________

When shares are held  jointly, both persons should sign.   When
signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

               Dated ____________________________________, 1995

               Signature ______________________________________

               Signature if held jointly ______________________

Please mark, sign, date and return the proxy card promptly using the enclosed envelope